Exhibit 99

Journal Communications, Inc. Names Jason R. Graham Vice President and Corporate Controller

MILWAUKEE--(BUSINESS WIRE)--June 4, 2012--Journal Communications, Inc. (NYSE:JRN), a diversified media company, announced that Jason R. Graham has been named Vice President and Corporate Controller, effective immediately. Graham will report to President and Chief Financial Officer Andre Fernandez.

“We are pleased to welcome Jason to Journal,” said Mr. Fernandez. “Jason will be responsible for all controllership activities at Journal and will partner with our operating leaders to improve key financial and operating processes throughout the company.”

Graham joins Journal from Brookdale Senior Living, Inc. (NYSE: BKD), the largest owner and operator of senior living communities throughout the United States, which he joined in 2006 and where he last served as Vice President and Corporate Controller. While at Brookdale, Graham led the financial due diligence for and accounting integration of several portfolios of senior living communities and created the financial models for Brookdale’s resident tenure and loyalty program in select markets. Prior to Brookdale, Graham was a Senior Manager with KPMG LLP, Assistant Controller with GE Healthcare, and Corporate Accounting Manager with APW Ltd. He holds his Bachelor of Science in Accounting from Marquette University and is a Certified Public Accountant.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in radio and television broadcasting, publishing and interactive media. We own and operate or provide programming and sales services to 35 radio stations and 14 television stations in 12 states. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and several community newspapers and shoppers in Wisconsin. Our interactive media assets build on our strong publishing and broadcasting brands.

CONTACT:
Journal Communications, Inc.
Andre Fernandez, 414-224-2884
President and Chief Financial Officer